EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2022 OPERATING RESULTS

DURANGO, Colorado (May 26, 2022) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company,” “we” or “our”) today reported its operating results for the fourth quarter and fiscal year ended February 28, 2022 (the “fourth quarter of FY2022” and “FY2022,” respectively). The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products.

FY2022 HIGHLIGHTS

●	Total revenue increased 37.7 percent to $32.3 million during FY2022 compared to $23.5 million during the fiscal year ended February 28, 2021 (“FY2021”).

●	Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees increased 58.9 percent during FY2022 compared to FY2021.

●	Net loss decreased to a net loss of $(342,000), or $(0.06) per basic and diluted share, during FY2022 compared to a net loss of $(900,000), or $(0.15) per basic and diluted share, during FY2021.

●	Operating loss decreased to an operating loss of $(485,000) during FY2022, compared to an operating loss of $(3.5) million during FY2021.

●

Factory sales increased 29.2 percent during FY2022 compared to FY2021, primarily due to a 70.0 percent increase in sales of product to our network of franchised and licensed retail stores partially offset by a $2.6 million decrease in sales of product to customers outside our network of franchised retail stores.

●	Royalty and marketing fees increased 69.4 percent during FY2022 compared to FY2021.

●	The Company’s franchisees and licensees opened two domestic Rocky Mountain Chocolate Factory locations and two Cold Stone Creamery® co-branded locations during FY2022.

●

Same store sales at domestic franchise locations increased 18.9 percent during FY2022 when compared to the fiscal year ended February 29, 2020 (“FY2020”) (the most recent comparable period prior to the business disruptions of the COVID-19 pandemic).

●	Our balance sheet remained strong with $7.6 million of cash, zero debt and total working capital of $9.7 million as of February 28, 2022.

●

On May 6, 2022 the Company announced that it had named seasoned executive and food industry innovator, Rob Sarlls, as Chief Executive Officer. Mr. Sarlls succeeds Mr. Bryan Merryman who has served as interim President and Chief Executive Officer since November of 2021.

●

Our business was significantly impacted by the COVID-19 pandemic prior to, and during, FY2022, and we have seen an increase in financial results as restrictions and other health impacts have decreased. See “COVID-19” below for additional information.

Rob Sarlls, our new Chief Executive Officer, said “The Company recovered quite well from the impacts of COVID-19, particularly in our franchised stores. We believe this is a testament to the strength of our brand, the hard work and determination of our franchisee network to welcome back customers, and the continued attraction of customers to our products and the store experience. “

“We look forward to increasing engagement with our franchisee partners to further enhance and elevate the growth of our business together. As part of that engagement, I will be personally meeting with franchisee owners and customers over the coming weeks and months,” said Sarlls.

“Additionally, we plan on deeper and more frequent interaction with our shareholder base, which will include a restoration of quarterly earnings calls as well as increased face to face meetings with current and prospective investors. We have also contracted with an external investor relations firm, the Swadosh Group, to enhance our engagement with the broader investment community,” noted Sarlls.

FOURTH QUARTER OPERATING RESULTS

Total revenue increased 1.1 percent to $8.3 million during the fourth quarter of FY2022 compared to $8.2 million during the three months ended February 28, 2021 (the “fourth quarter of FY2021”), primarily as a result of an increase in sales to our network of franchised and licensed locations mostly offset by a decrease in sales to customers outside our network of franchised retail stores (“specialty markets”). Our business was significantly impacted by the COVID-19 pandemic prior to, and during, FY2022, and we have seen an increase in financial results as restrictions and other health impacts have decreased. See “COVID-19” below for additional information.

Total factory sales decreased 5.3 percent to $5.8 million in the fourth quarter of FY2022 compared to $6.1 million in the fourth quarter of FY2021. This decrease was due to a $1.6 million decrease in sales of product to specialty markets, partially offset by a 35.1 percent increase in sales of product to our network of franchised and licensed retail stores. The decrease in sales to specialty markets was primarily the result of purchases by the Company’s largest customer, Edible Arrangements, LLC and its affiliates (together, including Edible Brands, LLC, “Edible”), declining during the fourth quarter to approximately $500,000, compared to $1.4 million during the fourth quarter of FY2021. The increase in sales of product to our network of franchised and licensed retail stores was primarily the result of the COVID-19 pandemic and the associated public health measures in place during the three months ended February 28, 2021, which significantly reduced traffic in our stores. During the three months ended February 28, 2022 most of the disruptions experienced as a result of the COVID-19 pandemic were no longer impacting our network of franchised and licensed retail stores, and many of our locations had returned to, or exceeded, pre-pandemic levels.

Retail sales were approximately unchanged at $645,000 in the fourth quarter of FY2022 compared to $644,000 in the fourth quarter of FY2021.

Royalty and marketing fees increased 29.6 percent to $1.8 million in the fourth quarter of FY2022 compared to $1.4 million in the fourth quarter of FY2021, primarily due to the majority of our franchise locations having resumed normal operations prior to the fourth quarter of FY2022. Same store sales at franchise stores and cafés in operation increased 25.2 percent during the fourth quarter of FY2022 compared to the fourth quarter of FY2021. The Company’s franchisees opened one domestic Rocky Mountain Chocolate Factory location during the fourth quarter of FY2022. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirlinc.com.

Franchise fees decreased 5.9 percent to $49,000 in the fourth quarter of FY2022 compared to $52,000 in the fourth quarter of FY2021, as a result of a decrease in revenue resulting from fewer franchise stores in operation and the associated recognition of revenue over the term of the franchise agreement.

Income from operations decreased in the fourth quarter of FY2022 to $570,000 compared to operating income of $837,000 in the fourth quarter of FY2021.

Other income decreased to $2,000 in the fourth quarter of FY2022 compared to other income of $1.4 million in the fourth quarter of FY2021. This decrease was primarily the result of the forgiveness of our Paycheck Protection Program loan recognized in the fourth quarter of FY2021 with no comparable income in the fourth quarter of FY2022.

Net income decreased to $359,000, or $0.06 per basic and diluted share, in the fourth quarter of FY2022, compared to net income of $2.2 million, or $0.36 per basic and $0.35 per diluted share, in the fourth quarter of FY2021.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) decreased 21.4 percent for the fourth quarter of FY2022 to $1.0 million compared to $1.3 million for the fourth quarter of FY2021.

FY2022 OPERATING RESULTS

Total revenue increased 37.7 percent to $32.3 million during FY2022 compared to $24.0 million during FY2021.

Total factory sales increased 29.2 percent to $22.4 million in FY2022 compared to $17.3 million in FY2021. The increase was primarily due to a 70.0 percent increase in sales of product to our network of franchised and licensed retail stores partially offset by a 40.7 percent decrease in shipments of product to customers outside our network of franchised retail stores. The decrease in sales to specialty markets was primarily the result of purchases by the Company’s largest customer declining during FY2022 to approximately $1.7 million, compared to $3.5 million during FY2021.

Retail sales increased 53.5 percent to $2.9 million in FY2022 compared to $1.9 million in FY2021. This increase in retail sales was primarily due to all of our Company-owned stores being open during FY2022 compared to the closure or limited operations of all of our Company-owned stores for much of FY2021. The closure or limited operations of our Company-owned stores in the prior year period was the result of the COVID-19 pandemic and the associated public health measures in place during FY2021. See “COVID-19” below for additional information.

Royalty and marketing fees increased 69.4 percent to $6.9 million in FY2022 compared to $4.1 million in FY2021, primarily due to the majority of our franchise locations having resumed normal operations.

The Company’s franchisees and licensees opened two domestic Rocky Mountain Chocolate Factory location and two Rocky Mountain Chocolate Factory and Cold Stone Creamery® co-branded locations during FY2022. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirlinc.com.

Franchise fees decreased 5.6 percent to $214,000 in FY2022 compared to $227,000 in FY2021, as a result of a decrease in revenue resulting from the closure of franchise locations and the associated recognition of revenue in FY2021, with fewer comparable closures during FY2022 and fewer franchise stores in operation and the associated recognition of revenue over the term of the franchise agreement.

Operating loss decreased from an operating loss of $(3.5) million in FY2021 to an operating loss of $(485,000) in FY2022.

Net loss decreased to $(342,000), or $(0.06) per basic and diluted share, in FY2022, compared to a net loss of $(900,000), or $(0.15) per basic and diluted share, in FY2021.

Adjusted EBITDA (a non-GAAP measure defined later in this release) increased from a loss of $(1.4) million in FY2021 to positive adjusted EBITDA of $4.8 million in FY2022.

EDIBLE

During FY2022, certain disagreements arose between RMCF and Edible related to the strategic alliance and ecommerce agreements resulting in continuing discussions, the result of which are not currently determinable. Purchases of our products by Edible during FY2022 were approximately $1.7 million, or 5.3 percent of the Company’s revenues, compared to $3.5 million, or 15.1 percent of the Company’s revenues during FY2021. There can be no assurance historical revenue levels will be indicative of future revenues.

CONTESTED SOLICITATION OF PROXIES

During FY2022, the Company incurred substantial costs associated with the contested election of directors at the 2021 annual meeting of stockholders. During FY2022, the Company incurred approximately $1.7 million of costs associated with the contested election, compared with no comparable costs incurred in FY2021. These costs are recognized as general and administrative expense in the Consolidated Statement of Operations. Additionally, the Company incurred $2.0 million of compensation and related expenses during FY2022 in connection with the Company’s honoring of the longstanding employment agreement with Mr. Merryman (the Company’s Interim President and Chief Executive Officer, and Chief Financial Officer) that was triggered by the annual meeting voting results.

COVID-19

During FY 2021, we experienced significant business disruptions from efforts to contain the rapid spread of the novel coronavirus (“COVID-19”), including the vast mandated self-quarantines of customers and closures of non-essential business throughout the United States and internationally. During FY2021, nearly all of the Company-owned and franchise stores were directly and negatively impacted by public health measures taken in response to COVID-19, with nearly all locations experiencing reduced operations as a result of, among other things, modified business hours and store and mall closures. As a result, franchisees and licensees did not order products for their stores in line with historical amounts. During FY2022, most stores resumed operations and met or exceeded pre-COVID-19 sales levels; however, some retail environments have continued to be adversely impacted by changes to consumer behavior as a result of COVID-19. By the second half of FY2022, most stores re-opened subject to various local health restrictions but often with reduced operations. Strong consumer spending and other macro-economic trends as well as the roll out of vaccines and relaxing of most local health restrictions have resulted in significant increases in sales at our franchise stores during FY2022. Our ability to meet the increase in franchise store demand has been impacted by labor and supply chain constraints. We are unsure how the emergence of COVID-19 variants, such as Delta and Omicron, will impact the positive recovery trends.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, stock-based compensation expenses, costs associated with non-recurring expenses (which include costs associated with Company-owned store closures, contested proxy costs, event specific inventory reserves and the evaluation of strategic alternatives) to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that adjusted EBITDA provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to its most comparable GAAP measure are included below.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of May 26, 2022, the Company, through its subsidiaries and its franchisees and licensees operated 328 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 37 states, South Korea, Qatar, the Republic of Panama, and The Republic of the Philippines. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The nature of the Company's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this document may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: the impacts of the COVID-19 pandemic and other global economic disruptions on our business, including, among other things, disruptions to our supply chain, including, but not limited to, raw materials and freight costs, the availability of qualified labor, online sales, factory sales, retail sales and royalty and marketing fees, our liquidity, our cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with Edible (as defined herein), our ability to provide products to Edible under the strategic alliance, the ability to increase our online sales through the agreements with Edible, the outcome of any legal proceedings involving the Company, changes in the confectionery business environment, seasonality, consumer interest in our products, general economic conditions, the success of our frozen yogurt business, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of our co-branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which we and our franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company's actual results to differ from the forward-looking statements contained herein, please see the section entitled "Risk Factors" contained in Item 1A. of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2021, as amended by Amendment No. 1 on Form 10-K/A filed on June 28, 2021. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and the Company’s ability to manage costs and reduce expenditures in the current economic environment and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rob Sarlls, CEO

Rocky Mountain Chocolate Factory, Inc. (970) 259-0554 Ext. 186

Rob Swadosh

Swadosh Group

908-723-2845

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	the three months ended	Stores open as of
	February 28, 2022	February 28, 2022
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	154
Company-Owned Stores	0	2
Cold Stone Creamery	0	97
International License Stores	0	5
U-Swirl
Franchise Stores	0	61
Company-Owned Stores	0	3
International License Stores	0	1
Total	1	323

During FY 2021, the Company initiated formal legal proceedings against Immaculate Confections (“IC”), the operator of RMCF locations in Canada. In its complaint, the Company alleged, among other things, that IC has utilized the Company’s trademarks and other intellectual property without authority to do so and that IC has been unjustly enriched by their use of the Company’s trademarks and intellectual property.

In June 2021, a court order was issued declaring the original 1991 Development Agreement for Canada between RMCF and IC had expired. In September 2021, the Company and IC reached a Settlement Agreement (the “IC Agreement”) whereby the parties agreed to a six-month negotiation period to explore alternative solutions. During the six-month period, IC will continue to operate locations as Rocky Mountain Chocolate Factory. The six month period lapsed in March 2022, however the parties have continued negotiations and negotiations continue as of the date of this press release. The IC Agreement contains provisions that would require IC to de-identify its locations if a solution is not reached. As of the date of this filing, IC operates 49 locations in Canada. During FY 2022, the Company recognized approximately $116,800 of factory revenue from locations operated by IC in Canada compared with no revenue recognized from locations operated by IC in Canada during FY 2021.

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	February 28, 2022	February 28, 2021
Current Assets	$14,998	$12,777
Total Assets	26,881	24,951
Current Liabilities	5,312	3,780
Total Liabilities	7,481	5,984
Stockholder's Equity	$19,400	$18,967

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended February 28,		Three Months Ended February 28,
	2022	2021	2022	2021
Revenues
Factory sales	$5,796	$6,117	69.7%	74.4%
Royalty and marketing fees	1,825	1,409	21.9%	17.1%
Franchise fees	49	52	0.6%	0.6%
Retail sales	646	644	7.8%	7.8%
Total Revenues	8,316	8,222	100.0%	100.0%

Costs and expenses
Cost of sales	5,349	5,494	64.3%	66.8%
Franchise costs	437	402	5.3%	4.9%
Sales and marketing	415	448	5.0%	5.4%
General and administrative	976	501	11.7%	6.1%
Retail operating	423	372	5.1%	4.5%
Depreciation and amortization, exclusive of depreciation and amortization expense of $156 and $152 included in cost of sales, respectively	146	180	1.8%	2.2%
Costs associated with Company-owned store closures	-	(12)	0.0%	-0.1%
Total Costs and Expenses	7,746	7,385	93.1%	89.8%

Income from operations	570	837	6.9%	10.2%

Other income (expense)
Interest expense	-	(23)	0.0%	-0.3%
Interest income	2	4	0.0%	0.0%
Gain on insurance recovery	-	(1)	0.0%	0.0%
Debt forgiveness income	-	1,441	0.0%	17.5%
Other Income, net	2	1,421	0.0%	17.3%

Income before income taxes	572	2,258	6.9%	27.5%

Provision for income taxes	213	90	2.6%	1.1%

Consolidated net income	359	2,168	4.3%	26.4%

Basic Earnings Per Common Share	$0.06	$0.36
Diluted Earnings Per Common Share	$0.06	$0.35

Weighted Average Common Shares Outstanding	6,179,805	6,074,256

Dilutive Effect of Employee Stock Awards	106,084	209,487

Weighted Average Common Shares Outstanding, Assuming Dilution	6,285,889	6,283,743

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Twelve Months Ended February 28,		Twelve Months Ended February 28,
	2022	2021	2022	2021
Revenues
Factory sales	$22,374	$17,321	69.2%	73.8%
Royalty and marketing fees	6,901	4,075	21.3%	17.4%
Franchise fees	214	227	0.7%	1.0%
Retail sales	2,854	1,858	8.8%	7.9%
Total Revenues	32,343	23,481	100.0%	100.0%

Costs and expenses
Cost of sales	19,168	16,119	59.3%	68.6%
Franchise costs	2,184	1,715	6.8%	7.3%
Sales and marketing	1,611	1,713	5.0%	7.3%
General and administrative	7,551	5,258	23.3%	22.4%
Retail operating	1,728	1,382	5.3%	5.9%
Depreciation and amortization, exclusive of depreciation and amortization expense of $621 and $626 included in cost of sales, respectively	586	711	1.8%	3.0%
Costs associated with Company-owned store closures	-	57	0.0%	0.2%
Total Costs and Expenses	32,828	26,955	101.5%	114.8%
		-
Loss from operations	(485)	(3,474)	-1.5%	-14.8%

Other income (expense)
Interest expense	-	(95)	0.0%	-0.4%
Interest income	11	18	0.0%	0.1%
Gain on insurance recovery	167	210	0.5%	0.9%
Debt forgiveness income	-	1,549	0.0%	6.6%
Other Income, net	178	1,682	0.6%	7.2%

Loss before income taxes	(307)	(1,792)	-0.9%	-7.6%

Provision (benefit) for income taxes	35	(892)	0.1%	-3.8%

Consolidated net loss	(342)	(900)	-1.1%	-3.8%

Basic Loss Per Common Share	$(0.06)	$(0.15)
Diluted Loss Per Common Share	$(0.06)	$(0.15)

Weighted Average Common Shares Outstanding	6,140,687	6,067,461

Dilutive Effect of Employee Stock Awards	-	-

Weighted Average Common Shares Outstanding, Assuming Dilution	6,140,687	6,067,461

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)
(unaudited)

	Three Months Ended February 28,
	2022	2021	Change
GAAP: Income from Operations	$570	$837	n/m
Depreciation and Amortization	302	331
Stock-Based Compensation Expense	126	112
Costs associated with non-recurring expenses (1)	96	(11)
Non-GAAP, adjusted EBITDA	$1,094	$1,269	-13.8%

	Twelve Months Ended February 28,
	2022	2021	Change
GAAP: Income (loss) from Operations	$(485)	$(3,474)	n/m
Depreciation and Amortization	1,207	1,336
Stock-Based Compensation Expense	835	512
Costs associated with non-recurring expenses (1)	3,226	272
Non-GAAP, adjusted EBITDA	$4,783	$(1,354)	n/m

(1) Non-recurring expenses include costs associated with Company-owned store closures and contested proxy costs and accrued severance.